2011 STOCK OPTION PLAN

HUNT MINING CORP.
(the “Company”)

ARTICLE 1-DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Affiliate” has the meaning ascribed thereto by the Exchange;

(b)	“Board” means the Board of Directors of the Company or, as applicable, a committee consisting of not less than three (3) Directors of the Company duly appointed to administer this Plan;

(c)	“Common Shares” means the common shares of the Company;

(d)	“Company” means Hunt Mining Corp.;

(e)	“Consultant” means an individual or Consultant Company, other than an Employee or Director of the Company, that:

(i)

is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or an Affiliate of the Company, other than services provided in relation to a Distribution;

(ii) provides the services under a written contract between the Company or Affiliate of the Company and the individual or Consultant Company;

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or Affiliate of the Company; and

(iv) has a relationship with the Company or Affiliate of the Company that enables the individual to be knowledgeable about the business affairs of the Company;

(f)	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(g)	“Director” means a director of the Company or of an Affiliate;

(h)	“Disinterested Shareholder Approval” has the meaning ascribed thereto by the Exchange in “Policy 4.4 – Incentive Stock Options” of the Exchange’s Corporate Finance Manual;

(i)	“Distribution” has the meaning ascribed thereto by the Exchange;

(j)	“Eligible Person” means a Director, Officer, Employee or Consultant, and includes an issuer all the voting securities of which are owned by Eligible Persons;

(k)	“Employee” means an individual who:

(i)	is considered an employee of the Company or an Affiliate under the Income Tax Act (Canada) (and for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source),

(ii)

works full-time for the Company or an Affiliate providing services normally provided by an employee and who is subject to the same control and direction by the Company or the Affiliate over the details and method of work as an employee of the Company or the Affiliate, but for whom income tax deductions are not made at source, or

(iii)

works for the Company or an Affiliate on a continuing and regular basis for a minimum amount of time per week providing services normally proved by an employee and who is subject to the same control and direction by the Company or the Affiliate over the details and method of work as an employee of the Company or the Affiliate, but for whom income tax deductions are not made at source;

(l)	“Exchange” means the TSX Venture Exchange and any successor entity;

(m)	“Expiry Date” means the last day of the term for an Option, as set by the Board at the time of grant and, if applicable, as amended from time to time;

(n)	“Insider” has the meaning ascribed thereto by the Exchange;

(o)	“Investor Relations Activities” has the meaning ascribed thereto by the Exchange;

(p)

“Management Company Employee” means an individual who is employed by a person providing management services to the Company or an Affiliate which are required for the ongoing successful operation of the business enterprise of the Company or the Affiliate, but excluding a person providing Investor Relations Activities;

(q)	“Officer” means a senior officer of the Company or of an Affiliate, and includes a Management Company Employee;

(r)	“Option” means an option to purchase Common Shares pursuant to this Plan;

(s)

“Other Share Compensation Arrangement” means, other than this Plan and any Options, any stock option plan, stock options, employee stock purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including but not limited to a purchase of Common Shares from treasury which is financially assisted by the Company by way of loan, guarantee or otherwise;

(t)	“Participant” means an Eligible Person who has been granted an Option; and

(u)	“Plan” means this 2011 Stock Option Plan.

Section 1.2 Interpretation

References to the outstanding Common Shares at any point in time shall be computed on a non-diluted basis.

ARTICLE 2– ESTABLISHMENT OF PLAN

Section 2.1 Purpose

The purpose of this Plan is to advance the interests of the Company, through the grant of Options, by:

(a)	providing an incentive mechanism to foster the interest of Eligible Persons in the success of the Company and its Affiliates;

(b)	encouraging Eligible Persons to remain with the Company or its Affiliates; and

(c)	attracting new Directors, Officers, Employees and Consultants.

Section 2.2 Shares Reserved and Adjustment

(1)           The aggregate number of Common Shares that may be reserved for issuance pursuant to Options shall not exceed 10% of the outstanding Common Shares at the time of the granting of an Option, LESS the aggregate number of Common Shares then reserved for issuance pursuant to any Other Share Compensation Arrangement. For greater certainty, if an Option is surrendered, terminated or expires without being exercised, the Common Shares reserved for issuance pursuant to such Option shall be available for new Options granted under this Plan.

(2)           In the event that the outstanding Common Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company, or in the event that there is a reorganization, plan of arrangement, amalgamation, consolidation, subdivision, reclassification, dividend payable in Common Shares or other change in the capital of the Company, then each Participant shall thereafter upon the exercise of an Option, be entitled to receive, in lieu of the number of Common Shares to which the Participant was therefore entitled upon such exercise, the kind and amount of shares or other securities or property which the Participant would have been entitled to receive as a result of any such event if, on the effective date thereof, the Participant had been the holder of the Common Shares to which he was theretofore entitled upon such exercise.

(3)           In the event the Company proposes to merge (whether by plan of arrangement, amalgamation or otherwise) or consolidate with any other corporation (other than a wholly-owned subsidiary of the Company) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the Common Shares of the Company or any part thereof shall be made to all holders of Common Shares of the Company, the Company shall have the right, upon written notice thereof to each Participant, to require the exercise of an Option within a reasonable period (not to exceed 60 days) next following the date of such notice and to determine that upon the expiry of such period, all rights of the Participant to exercise such Option (to the extent not theretofore exercised) shall terminate and cease to have any further force or effect whatsoever.

(4)           No fractional Common Shares shall be reserved for issuance under this Plan and the Board may determine the manner in which an Option, insofar as it relates to the acquisition of a fractional Common Share, shall be treated.

(5)           The Company shall, at all times while this Plan is in effect, reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Plan.

Section 2.3 Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting such other incentive or compensation arrangements as it shall deem advisable.

Section 2.4 Effective Date

This Plan shall be subject to the approval of any regulatory authority whose approval is required. Any Options granted under this Plan prior to such approvals being given shall be conditional upon such approvals being given, and no such Options may be exercised unless and until such approvals are given.

ARTICLE 3– ADMINISTRATION OF PLAN

Section 3.1 Administration

(1)           This Plan shall be administered by the Board. Subject to the provisions of this Plan, the Board shall have the authority:

(a)	to determine the Eligible Persons to whom Options are granted, to grant such Options, and to determine any terms and conditions, limitations and restrictions in respect of any particular Option grant;

(b)

To interpret the terms of this Plan, to make all such determinations and take all such other actions in connection with the implementation, operation and administration of this Plan, and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan, as it shall from time to time deem advisable, including without limitation for the purpose of ensuring compliance with Section 3.3 hereof.

(2)           The Board’s interpretations, determinations, guidelines, rules and regulations shall be conclusive and binding upon the Company, Eligible Persons, Participants and all other persons.

Section 3.2 Amendment, Suspension and Termination

The Board may amend, subject to the approval of any regulatory authority whose approval is required, suspend or terminate this Plan or any portion thereof. No such amendment, suspension or termination shall alter or impair any outstanding unexercised Options or any rights without the consent of such Participant. If this Plan is suspended or terminated, the provisions of this Plan and any administrative guidelines, rules and regulations relating to this Plan shall continue in effect for the duration of such time as any Option remains outstanding.

Section 3.3 Compliance with Legislation

(1)           This Plan, the grant and exercise of Options hereunder and the Company’s obligation to sell, issue and deliver any Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, policies, rules and regulations, to the policies, rules and regulations of any stock exchanges or other markets on which the Common Shares are listed or quoted for trading and to such approvals by any governmental or regulatory agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obligated by the existence of this Plan or any provision of this Plan or the grant or exercise of Options hereunder to sell, issue or deliver Common Shares upon exercise of Options in violation of any such laws, policies, rules and regulations or any condition or requirement of such approvals.

(2)           No Option shall be granted and no Common Shares sold, issued or delivered hereunder where such grant, sale, issue or delivery would require registration or other qualification of this Plan or of the Common Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Option or any sale, issue and delivery of Common Shares hereunder in violation of this provision shall be void. In addition, the Company shall have no obligation to sell, issue or deliver any Common Shares hereunder unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading.

(3)           Common Shares sold, issued and delivered to Participants pursuant to the exercise of Options shall be subject to restrictions on resale and transfer under applicable securities laws and the requirements of any stock exchanges or other markets on which the Common Shares are listed or quoted for trading, and any certificates representing such Common Shares shall bear, as required, a restrictive legend in respect thereof.

ARTICLE 4– OPTION GRANTS

Section 4.1 Eligibility and Multiple Grants

Options shall only be granted to Eligible Persons. An Eligible Person may receive Options on more than one occasion. Eligible Persons that are not individuals will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its securities, or to issue more of its securities (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the Exchange and Company is obtained.

Section 4.2 Option Agreement

Every Option shall be evidenced by an option agreement, in the form approved from time to time by the Board, which shall, if the Participant is an Employee, Consultant or Management Company Employee, confirm such Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Company or an Affiliate. In the event of any discrepancy between this Plan and an option agreement, the provisions of this Plan shall govern.

Section 4.3 Limitation on Grants and Exercises

(1)           To any one person. The number of Common Shares reserved for issuance to any one person in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 5% of the outstanding Common Shares at the time of the grant, unless the Company has obtained Disinterested Shareholder Approval to exceed such limit.

(2)           To Consultants. The number of Common Shares reserved for issuance to any one Consultant in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 2% of the outstanding Common Shares at the time of the grant.

(3)           To persons conducting Investor Relations Activities. The aggregate number of Common Shares reserved for issuance to any persons conducting Investor Relations Activities in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 2% of the outstanding Common Shares at the time of the grant.

(4)           To Insiders. Unless the Company has received Disinterested Shareholder Approval to do so:

(a)

the aggregate number of Common Shares reserved for issuance to Insiders under this Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding Common Shares at the time of the grant;

(b)

the aggregate number of Common Shares reserved for issuance to Insiders in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding Common Shares at the time of the grant.

(5)           Exercises. Unless the Company has received Disinterested Shareholder Approval to do so, the number of Common Shares issued to any person within a 12 month period pursuant to the exercise of Options granted under this Plan and any Other Share Compensation Arrangement shall not exceed 5% of the outstanding Common Shares at the time of the exercise.

(6)           Transfer to NEX. The Company will not grant Options under this Plan while the Company is on notice to have its listings transferred to the NEX board of the Exchange.

ARTICLE 5– OPTION TERMS

Section 5.1 Exercise Price

(1)           Subject to a minimum exercise price of $0.10 per Common Share, the exercise price per Common Share for an Option shall not be less than the “Discounted Market Price”, as calculated pursuant to the policies of the Exchange, or such other minimum price as may be required by the Exchange.

(2)            If Options are granted within 90 days of a Distribution by the Company by prospectus, then the exercise price per Common Share for such Option shall not be less than the greater of the minimum exercise price calculated pursuant to subsection 5.1(1) herein and the price per Common Share paid by the public investors for Common Shares acquired pursuant to such Distribution. Such 90 day period shall begin:

(a)	on the date the final receipt is issued for the final prospectus in respect of such Distribution; and

(b)	in the case of a prospectus that qualifies special warrants, on the closing date of the private placement in respect of such special warrants.

Section 5.2 Expiry Date

Every Option shall have a term not exceeding and shall therefore expire no later than 5 years after the date of grant.

Section 5.3 Vesting

(1)           Subject to subsection 5.3(2) hereof and otherwise in compliance with the policies of the Exchange, the Board shall determine the manner in which an Option shall vest and become exercisable.

(2)           Options granted to Consultants performing Investor Relations Activities shall vest over a minimum of 12 months with no more than 1/4 of such Options vesting in any 3 month period.

Section 5.4 Non-Assignability

Subject to subsection 5.5(4) hereof, all Options are exercisable only by the Participant to whom they are granted and may not be assigned or transferred.

Section 5.5 Ceasing to be Eligible Person

(1)           Termination for cause. If a Participant who is an Officer, Employee or Consultant is terminated for cause, each Option held by such Participant shall terminate and shall therefore cease to be exercisable upon such termination for cause. If a Participant who is a Director ceases to meet the qualifications set forth in the Company’s incorporating statute, then, each Option held by such Director shall terminate at the date such Director ceases to be a Director of the Company.

(2)           Death. If a Participant dies prior to otherwise ceasing to be an Eligible Person, each Option held by such Participant shall terminate and shall therefore cease to be exercisable no later than the earlier of the Expiry Date and the date which is 12 months after the date of the Participant’s death.

(3)           End of Eligible Person status. Subject to subsections 5.5(1) and 5.5(6) hereof, if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant other than a Participant who is involved in investor relations activities will cease to be exercisable on the earlier of the Expiry Date and 90 days after the Participant ceases to be an Eligible Person. For Participants involved in investor relations activities, Options will cease to be exercisable on the earlier of the Expiry Date and 30 days after the Participant ceases to be an Eligible Person.

(4)           Legal representatives. For greater certainty, if a Participant dies, each Option held by such Participant shall be exercisable by the legal representatives, heirs, executors or administrators of such Participant until such Option terminates in accordance with Section 5.5(2) hereof.

(5)           Unvested options. If any portion of an Option is not vested at the time a Participant ceases, for any reason whatsoever, to be an Eligible Person, such unvested portion of the Option may not be thereafter exercised by the Participant or its legal representatives, heirs, executors or administrators, as the case may be, always provided that the Board may, in its discretion, thereafter permit the Participant or its legal representatives, heirs, executors or administrators, as the case may be, to exercise all or any part of such unvested portion of the Option that would have vested prior to the time such Option otherwise terminates and therefore ceases to be exercisable pursuant to the terms of this Section. For greater certainty, and without limitation, this provision will apply regardless of whether the Participant ceased to be an Eligible Person voluntarily or involuntarily, was dismissed with or without cause, and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a notice of termination for a period which would otherwise have permitted a greater portion of an Option to vest.

(6)           Extension. Notwithstanding the foregoing, if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, the Board may, for any such Participant and in its discretion, extend the date of such termination and the resulting period in which the Option remains exercisable to a date not exceeding the Expiry Date.

(7)           Change in duties. The change in the duties or position of a Participant or the transfer of such Participant from a position with the Company to a position with an Affiliate, or vice-versa, shall not trigger the termination of such Participant’s Option provided such Participant remains a Director, Officer, Employee or Consultant of the Company or an Affiliate.

ARTICLE 6– EXERCISE PROCEDURE

Section 6.1 Exercise Procedure

An Option may be exercised from time to time, and shall be deemed to be validly exercised by the Participant only upon the Participant’s delivery to the Company of:

(1)           a written notice of exercise addressed to the Corporate Secretary of the Company, specifying the number of Common Shares with respect to which the Option is being exercised;

(2)           the option agreement with respect to the Option being exercised; and

(3)           a certified cheque or bank draft made payable to the Company for the aggregate exercise price for the number of Common Shares with respect to which the Option is being exercised.

Section 6.2 Monitoring of Trades

An Option holder who performs Investor Relations Activities shall provide written notice to the Board of each of his or her trades of securities of the Company, within 5 business days of each trade.

ARTICLE 7– AMENDMENT OF OPTIONS

Section 7.1 Consent to Amend

The Board may amend any Option with the consent of the affected Participant and the Exchange, including any shareholder approval required by the Exchange. For greater certainty, Disinterested Shareholder Approval is required for any reduction in the exercise price of an Option if the Participant is an Insider at the time of the proposed amendment.

Section 7.2 Amendment Subject to Approval

If the amendment of an Option requires regulatory or shareholder approval, such amendment may be made prior to such approvals being given, but no such amended Options may be exercised unless and until such approvals are obtained.

ARTICLE 8– MISCELLANEOUS

Section 8.1 No Rights as Shareholder

Nothing in this Plan or any Option shall confer upon a Participant any rights as a shareholder of the Company with respect to any of the Common Shares underlying an Option unless and until such Participant shall have become the holder of such Common Shares upon exercise of such Option in accordance with the terms of this Plan.

Section 8.2 No Right to Employment

Nothing in this Plan or any Option shall confer upon a Participant any right to continue in the employ of the Company or any Affiliate or affect in any way the right of the Company or any Affiliate to terminate the Participant’s employment, with or without cause, at any time; nor shall anything in this Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any Affiliate to extend the employment of any Participant beyond the time which the Participant would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any Affiliate, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Affiliate.

Section 8.3 No Representation or Warranty

The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of this Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to an Eligible Person. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

Section 8.4 Hold Period

In addition to any resale restrictions under applicable legislation, all Options granted hereunder and all Common Shares issued on the exercise of such Options will, if applicable under the policies of the Exchange, be subject to a four (4) month Exchange hold period from the date the Options are granted, and the stock option agreements and the certificates representing such shares shall bear the legends required by applicable law.

Section 8.5 Withholding

To the extent the exercise of an Option hereunder gives rise to any tax or other statutory withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Board may implement appropriate procedures to ensure that the tax withholding obligations are met. These procedures may include, without limitation, increased withholding from a Participant’s regular compensation, cash payments by a Participant, or the sale of a portion of the Common Shares acquired pursuant to the exercise of an Option, which sale may be required and initiated by the Board. Unless otherwise determined by the Board, any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Participants in this Plan, except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

Section 8.6 Proceeds from Sale of Common Shares

The proceeds from sale of Common Shares issued upon the exercise of Options shall be added to the general funds of the Company and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

Section 8.7 Governing Law

This Plan, all option agreements, the grant and exercise of Options hereunder, and the sale, issue and delivery of Common Shares hereunder upon exercise of Options shall be, as applicable, governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The Courts of the Province of Alberta shall have the exclusive jurisdiction to hear and decide any disputes or other matters arising herefrom.

Adopted by the Board on May 11, 2011.

Adopted by the shareholders of the Company on June 15, 2011.

APPENDIX 2

Form 58-101F2 – Corporate Governance Disclosure

Disclosure Requirements	Comments
1. Board of Directors

Disclose how the board of directors of the Corporation (the “Board”) facilitates its exercise of independent supervision over management, including (i) the identity of directors that are independent, and (ii) the identity of directors who are not independent, and the basis for that determination.

The Board consists of eight directors, three of whom are independent pursuant to National Instrument 52-110 – Audit Committees, such independent directors being Messrs. Andrew M. Gertler, Scott Brunsdon and Jacques Perron. Tim Hunt is not independent as he is the Executive Chairman of the Corporation and was the former Chief Executive Officer of the Corporation within the past three years. Matthew Hughes is not independent as he is the President and Chief Executive Officer of the Corporation. Bryn Harman is not independent as he was the former Secretary and Chief Financial Officer of the Corporation within the past three years. Darrick Hunt is not independent as he is the son of Tim Hunt. Alan P. Chan is not independent as he was the former Chief Financial Officer of the Corporation within the past three years.

The three independent directors have full access to management. Two of the independent directors are also on the Audit Committee and are able to meet with the Corporation’s auditors without management or the non-independent members of the Audit Committee being in attendance.

2. Directorships
If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

•     Tim Hunt – HuntMountain Resources Ltd. (OTCBB)
•     Matthew Hughes – HuntMountain Resources Ltd. (OTCBB)
•     Bryn Harman – HuntMountain Resources Ltd. (OTCBB)
•     Darrick Hunt – HuntMountain Resources Ltd. (OTCBB)
•     Alan P. Chan – Grand Power Logistics Group Inc. (TSXV),
       Ginger Beef Corporation (TSXV) and Future Canada China
       Environment Inc. (OTCBB)
•     Jacques Perron – St Andrew Goldfields Ltd. (TSX)

3. Orientation and Continuing Education
Describe what steps, if any, the board takes to orient new Board members, and describe any measures the Board takes to provide continuing education for directors.

The Board has not developed an official orientation or training program for new Board members. As required, new directors will have the opportunity to become familiar with the Corporation by meeting with the other directors and with officers and employees. Orientation activities will be tailored to the particular needs and experience of each director and the overall needs of the Board. Board members are encouraged to communicate with management and auditors and technical consultants if required. They are expected to keep themselves current with industry trends and developments and changes in legislation with management’s assistance. Board members have full access to the Corporation’s records.

Disclosure Requirements	Comments
4. Ethical Business Conduct
Describe what steps, if any, the Board takes to encourage and promote a culture of ethical business conduct.

The Board has not yet adopted a written code of conduct for directors, officers and employees. The Audit Committee has adopted a Whistle Blower Policy which establishes a procedure for any person to report any serious concern regarding business ethics related to the Corporation as well as any serious concern regarding a questionable accounting, internal accounting controls or auditing matter. The Board has found that the fiduciary duties placed on individual directors and officers by the Corporation’s governing corporate legislation and on the individual director’s participation in decisions of the Board in which the director has an interest, have been sufficient to ensure that the Board operates in the best interests of the Corporation.

5. Nomination of Directors
Disclose what steps, if any, are taken to identify new candidates for Board nomination, including: (i) who identifies new candidates, and (ii) the process of identifying new candidates.

The Board has not appointed a nominating committee because the Board fulfills these functions. The Board assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors.

6. Compensation
Disclose what steps, if any, are taken to determine compensation for the directors and CEO, including: (i) who determines compensation, and (ii) the process of determining compensation.

The Board is responsible for approving compensation, including long-term incentives in the form of stock options, to be granted to the Chief Executive Officer, the Chief Financial Officer and the directors. The Board determines compensation based on the recommendation made to it by the Compensation Committee, the board takes those recommendations into account and reflects on the need to provide incentive and compensation for the time and effort expended by the directors and officers while taking into account the financial and other resources of the Corporation. The Compensation Committee recommends compensation based on informal discussions and analysis with members of senior management and the Board of Directors. The Board of Directors does not use any formula in the determination of executive salaries. Base salaries are paid at levels that reward executive officers for ongoing performance and that enable the Corporation to attract and retain qualified executives with a demonstrated ability to maximize shareholder value.

7. Other Board Committees
If the Board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	Other than the Audit Committee and the Compensation Committee, the Corporation does not have any additional committees.
8. Assessments
Disclose what steps, if any, that the Board takes to satisfy itself that the board, its committees, and its individual directors are performing effectively.

Based upon the Corporation’s size, its current state of development and the number of individuals on the Board, the Board considers a formal process for assessing regularly the effectiveness and contribution of the Board, as a whole, its committees or individual directors to be unnecessary at this time. The Board plans to continue evaluating its own effectiveness on an ad hoc basis.

APPENDIX 3

Audit Committee Charter

AUDIT COMMITTEE TERMS OF REFERENCE

HUNT MINING CORP.
(the “Corporation”)

Charter of the Audit Committee of the Board of Directors

I.          PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of the Corporation.

The Committee has the authority to conduct any investigation appropriate to its responsibilities, and it may request the external auditors as well as any officer of the Corporation, or outside counsel for the Corporation, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Committee shall have unrestricted access to the books and records of the Corporation and has the authority to retain, at the expense of the Corporation, special legal, accounting, or other consultants or experts to assist in the performance of the Committee’s duties.

The Committee shall review and assess the adequacy of this Charter annually and submit any proposed revisions to the Board for approval.

In fulfilling its responsibilities, the Committee will carry out the specific duties set out in Part III of this Charter.

II.         AUTHORITY OF THE AUDIT COMMITTEE

The Committee shall have the authority to:

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	set and pay the compensation for advisors employed by the Committee; and

(c)	communicate directly with the external auditors.

III.        RESPONSIBILITIES

A.	Independent Auditors

1.

The Committee shall recommend to the Board the external auditors to be nominated, shall set the compensation for the external auditors, provide oversight of the external auditors and shall ensure that the external auditors report directly to the Committee.

2.

The Committee shall be directly responsible for overseeing the work of the external auditors, including the resolution of disagreements between management and the external auditors regarding financial reporting.

3.	The Committee shall review the external auditors’ audit plan, including scope, procedures and timing of the audit.

4.	The Committee shall review the results of the annual audit with the external auditors, including matters related to the conduct of the audit.

5.

The Committee shall obtain timely reports from the external auditors describing critical accounting policies and practices, alternative treatments of information within generally accepted accounting principles that were discussed with management, their ramifications, and the external auditors’ preferred treatment and material written communications between the Corporation and the external auditors.

6.	The Committee shall pre-approve all non-audit services not prohibited by law to be provided by the external auditors.

7.	The Committee shall review fees paid by the Corporation to the external auditors and other professionals in respect of audit and non-audit services on an annual basis.

8.	The Committee shall review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former auditors of the Corporation.

9.	The Committee shall monitor and assess the relationship between management and the external auditors and monitor and support the independence and objectivity of the external auditors.

B.	FINANCIAL ACCOUNTING AND REPORTING PROCESS

1.

The Committee shall review the annual audited financial statements to satisfy itself that they are presented in accordance with generally accepted accounting principles and report thereon to the Board and recommend to the Board whether or not same should be approved prior to their being filed with the appropriate regulatory authorities. The Committee shall also review the interim financial statements. With respect to the annual audited financial statements, the Committee shall discuss significant issues regarding accounting principles, practices, and judgments of management with management and the external auditors as and when the Committee deems it appropriate to do so. The Committee shall satisfy itself that the information contained in the annual audited financial statements is not significantly erroneous, misleading or incomplete and that the audit function has been effectively carried out.

2.

The Committee shall review management’s discussion and analysis relating to annual and interim financial statements, earnings press releases, and any other public disclosure documents that are required to be reviewed by the Committee under any applicable laws prior to their being filed with the appropriate regulatory authorities.

3.

The Committee shall meet no less frequently than annually with the external auditors and the Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Corporation in charge of financial matters, to review accounting practices, internal controls and such other matters as the Committee, Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Corporation in charge of financial matters, deems appropriate.

4.

The Committee shall be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements other than earnings press releases, and periodically assess the adequacy of these procedures.

5.	The Committee shall establish procedures for:

	(a)	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

6.

The Committee shall inquire of management and the external auditors about significant risks or exposures, both internal and external, to which the Corporation may be subject, and assess the steps management has taken to minimize such risks.

7.	The Committee shall review the post-audit or management letter containing the recommendations of the external auditors and management’s response and subsequent follow-up to any identified weaknesses.

8.	The Committee shall ensure that there is an appropriate standard of corporate conduct including, if necessary, adopting a corporate code of ethics for senior financial personnel.

9.	The Committee shall provide oversight to related party transactions entered into by the Corporation.

C.          Other Responsibilities

The Committee shall perform any other activities consistent with this Charter and governing law, as the Committee or the Board deems necessary or appropriate.

IV.         COMPOSITION AND MEETINGS

1.

The Committee and its membership shall meet all applicable legal, regulatory and listing requirements, including, without limitation, securities laws, the listing requirements of any stock exchange or stock exchanges or other trading facilities, if any, on which the common shares in the capital of the Corporation are then listed and/or posted for trading, the Business Corporations Act (Alberta) and all applicable securities regulatory authorities.

2.	The Committee shall be composed of three or more directors as shall be designated by the Board from time to time, one of whom shall be designated by the Board to serve as Chair.

3.

The Committee shall meet at least quarterly, at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legal or listing requirements. A minimum of two and at least 50% of the members of the Committee present either in person or by telephone shall constitute a quorum.

4.

If within one-half of an hour of the time appointed for a meeting of the Committee, a quorum is not present, the meeting shall stand adjourned to the same time on the next business day following the date of such meeting at the same place. If at the adjourned meeting a quorum as hereinbefore specified is not present within one-half of an hour of the time appointed for such adjourned meeting, such meeting shall stand adjourned to the same time on the next business day following the date of such meeting at the same place. If at the second adjourned meeting a quorum as hereinbefore specified is not present, the quorum for the adjourned meeting shall consist of the members then present.

5.	If and whenever a vacancy shall exist, the remaining members of the Committee may exercise all of its powers and responsibilities so long as a quorum remains in office.

6.

The time and place at which meetings of the Committee shall be held, and procedures at such meetings, shall be determined from time to time by, the Committee. A meeting of the Committee may be called by letter, telephone, facsimile, email or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

7.

Any member of the Committee may participate in a meeting of the Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

8.

The Committee shall keep minutes of its meetings which shall be submitted to the Board. The Committee may, from time to time, appoint any person who need not be a member, to act as a secretary at any meeting.

9.	The Committee may invite such officers, directors and employees of the Corporation and its subsidiaries as it may see fit, from time to time, to attend meetings of the Committee.

10.

Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose. Actions of the Committee may be taken by an instrument or instruments in writing signed by all members of the Committee, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose. All decisions or recommendations of the Committee shall require the approval of the Board prior to implementation.